Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 — 510-236-8951(Fax)

SANGAMO ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Richmond, Calif. – October 7, 2009 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced the pricing of a public offering of 3,000,000 shares of its common stock. The offering is expected to close on or about October 13, 2009, subject to the satisfaction of customary closing conditions. In addition, Sangamo has granted the underwriter a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments, if any.

Jefferies & Company, Inc. is acting as sole book-running manager in this offering.

A registration statement relating to the shares of common stock issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement relating to this offering, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Sangamo

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a ZFP Therapeutic for the treatment of HIV/AIDS. Other therapeutic development programs are focused on cancer, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN) for gene modification. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to engineer cell lines for the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at http://www.sangamo.com/.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the anticipated timing of the closing of the offering, the research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q and Form 8-K. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact

Sangamo BioSciences, Inc.

Elizabeth Wolffe, Ph.D.

510-970-6000, x271

ewolffe@sangamo.com

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